UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2005

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number.)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant's telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

          Bell Helicopter Textron Inc. ("Bell Helicopter"), a wholly owned subsidiary of Textron Inc., and AgustaWestland North America Inc. (AWNA) formed the AugustaWestlandBell Limited Liability Company ("AWB") for the joint design, development, manufacture, sale, customer training and product support of the US101 helicopter and certain variations and derivatives thereof. Lockheed Martin Corporation ("Lockheed Martin"), with AWB as its principal subcontractor, has been selected to design, develop, manufacture and support a version of the US101 to be the Presidential helicopter for the U.S. Marine Corps Marine 1 Helicopter Squadron (VXX) Program (the "VXX Program"). In March 2005, AWB received a $1.16 billion cost reimbursement-type subcontract from Lockheed Martin for the System Design and Development (SDD) phase of the VXX Program. On March 11, 2005, Bell Helicopter guaranteed to Lockheed Martin the due and prompt performance by AWB of all its obligations under this subcontract, provided that Bell Helicopter's liability under the guaranty shall not exceed 49% of AWB's aggregate liability to Lockheed Martin under the subcontract. AWB's maximum liability to Lockheed Martin under the subcontract is set forth in a limitation of liability clause contained therein. For 2005, AWB's maximum obligation is 20% of the total contract value, which equates to $232 million based on the current contract value of $1.16 billion. In 2006, AWB's maximum obligation increases to 40%, or $464 million, and thereafter increases to 50%, or $580 million.. Accordingly, the maximum amount of Bell Helicopter's liability under the guaranty will be $114 million in 2005, $227 million in 2006 and $284 million thereafter. Bell Helicopter and AgustaWestland N.V., AWNA's parent company, previously entered into a cross-indemnification agreement in which each party indemnifies the other related to any payments that result from the indemnifying party's workshare under any subcontracts received from Lockheed.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: March 31, 2005

s/ Richard L. Yates
By:	Richard L. Yates
Senior Vice President and Controller